Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Pre-Effective Amendment No.3 to Form S-3 of our report dated July 15, 2016 relating to the combined statements of revenue and certain operating expenses of the Village at Baldwin Park for the year ended December 31, 2015, which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. dated July 15, 2016.

We also hereby consent to the incorporation by reference in this Registration Statement on Pre-Effective Amendment No.3 to Form S-3 of our report dated July 12, 2013 relating to the statement of revenue and certain operating expenses of Trail Creek Apartments II for the period of March 12, 2012 to December 31, 2012 which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated June 14, 2013.

We also hereby consent to the incorporation by reference in this Registration Statement on Pre-Effective Amendment No.3 to Form S-3 of our report dated April 3, 2013 relating to the combined statements of revenue and certain operating expenses of Lake Cameron, McNeil Ranch and Ashford Park for the years ended December 31, 2012, 2011 and 2010, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated January 17, 2013.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
February 7, 2017